ITEM 77Q1(e) – Copies of any new or amended Registrant investment advisory contracts

Thrivent Series Fund, Inc. (Registrant)

Effective September 11, 2017, BlackRock Investment Management, LLC (“BIM”) replaced Sectoral Asset Management Inc. as the subadviser of Thrivent Partner Healthcare Portfolio. The sub-advisory agreement between the Registrant, Thrivent Financial for Lutherans and BIM was filed with the Securities and Exchange Commission on September 13, 2017 as part of the information statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 discussing the subadviser change (Accession No. 0001193125-17-282907), which is hereby incorporated by reference in response to Item 77Q1(e) of Form N-SAR.